BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION


Joint Application of Potomac Electric Power        :
Company ("PEPCO"), Delmarva Power & Light          :
Company ("Delmarva") and Atlantic City             :
Electric Company ("ACE") for a Certificate of      :
Public Convenience Evidencing Approval Under       :   Docket No. A-
Section  1102(a)(3) of the Public Utility Code of  :
the Merger of PEPCO and Conectiv, the parent       :
of Delmarva and ACE, into two new subsidiaries     :
of a new company, New RC, Inc.                     :

TO THE PENNSYLVANIA PUBLIC UTILITY COMMISSION:

                                I. INTRODUCTION

     By this Application, Potomac Electric Power Company ("PEPCO") and Conectiv's subsidiaries, Delmarva Power & Light Company ("Delmarva") and Atlantic City Electric Company ("ACE"), seek approval, as evidenced by issuance of a certificate of public convenience pursuant to Section 1102(a)(3) of the Public Utility Code, of the merger of PEPCO and Conectiv into two separate subsidiaries of a newly formed corporation, New RC, Inc. ("New RC"), pursuant to the Agreement and Plan of Merger dated February 9, 2001 (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A.

     1. The names and addresses of the Applicants are as follows:

        Potomac Electric Power Company
        1900 Pennsylvania Avenue
        Washington, DC  20068

        Delmarva Power & Light Company
        c/o Conectiv
        800 King Street
        PO Box 231
        Wilmington, DE  19899


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        Atlantic City Electric Company
        c/o Conectiv
        800 King Street
        PO Box 231
        Wilmington, DE  19899

     2. The names and addresses of the attorneys for the Applicants are as follows:

        Michael W. Gang
        Morgan, Lewis & Bockius LLP
        One Commerce Square
        417 Walnut Street
        Harrisburg, PA  17101-1904

        Thomas P. Gadsden
        Morgan, Lewis & Bockius LLP
        1701 Market Street
        Philadelphia, PA  19103-2921

        Paul H. Harrington
        Potomac Electric Power Company
        1900 Pennsylvania Avenue
        Washington, DC  20068

        Randall V. Griffin
        Delmarva Power & Light Company
        Atlantic City Electric Company
        c/o Conectiv
        800 King Street
        P.O. Box 231
        Wilmington, DE  19899

                       II. DESCRIPTION OF THE PARTIES TO
                            THE PROPOSED TRANSACTION

     3. PEPCO is a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia. PEPCO is also licensed to do business in the State of Maryland and in the Commonwealth of Pennsylvania. PEPCO provides retail electric service in the District of Columbia and in substantial portions of surrounding suburbs in Montgomery and Prince George's Counties, Maryland. PEPCO

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holds a certificate of public convenience issued by the Commission for the purpose of exercising the rights of a foreign public utility in Pennsylvania./1/

     PEPCO has no retail customers in Pennsylvania, receives no gross operating revenue for service rendered pursuant to a tariff filed with the Commission for intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth.

     4. Delmarva is a corporation organized and existing under the laws of the State of Delaware and the Commonwealth of Virginia and is a wholly owned subsidiary of Conectiv. Delmarva furnishes retail electric service in Delaware, the Eastern Shore of Maryland and the Eastern Shore of Virginia and also furnishes gas service in northern Delaware, under and subject to the jurisdiction of the Delaware Public Service Commission, the Maryland Public Service Commission and the Virginia State Corporation Commission. Delmarva is qualified to do business in the Commonwealth of Pennsylvania. Delmarva holds a certificate of public convenience issued by the Commission for the purpose of exercising the rights of a foreign public utility in Pennsylvania./2/

----------------------
/1/ PEPCO's facilities in Pennsylvania are limited to a 27% interest in the Conemaugh-Conastone EHV transmission line, which is used to transmit energy from the Conemaugh Generating Station to PEPCO's out of state facilities, and a 9.72% undivided, tenant in common interest in an electric transmission switching station and related facilities at the Conemaugh station. PEPCO holds a Certificate of Public Convenience issued by the Commission at A-94228 with regard to such facilities. PEPCO formerly owned a 9.72% undivided tenant in common interest in the Conemaugh station pursuant to a Certificate of Public Convenience issued by the Commission at A-93236. However, by Order of December 20, 2000, at A-011004F2001, the Commission authorized the abandonment of PEPCO's Certificate of Public Convenience for the Conemaugh Generating Station at A-93236, contingent upon the closing on the sale of such interest to Allegheny Energy Supply Company, LLC and PPL Global, Inc. The closing has occurred. The Order of December 20, 2000 at A-011004F2001 also confirms that PEPCO's Certificate of Public Convenience at A-94228 with regard to the Conemaugh-Conastone EHV Transmission Line includes PEPCO's interest in the Conemaugh Switching Station.

/2/ Delmarva owns a 9% interest in the Conemaugh-Conastone EHV Transmission Line, pursuant to a Certificate of Public Convenience issued by the Commission at Docket No. A-94227. Delmarva was

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     Delmarva has no retail utility customers in Pennsylvania, receives no gross operating revenue for service rendered pursuant to a tariff filed with the Commission for intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth.

     5. ACE is a corporation organized and existing under the laws of the State of New Jersey and is a wholly owned subsidiary of Conectiv. ACE furnishes retail electric service in the southern one-third of New Jersey under and subject to the jurisdiction of the New Jersey Board of Public Utilities ("BPU"). ACE is qualified to do business in the Commonwealth of Pennsylvania. ACE holds Certificates of Public Convenience issued by the Commission for the purpose of exercising the rights of a foreign public utility in Pennsylvania./3/


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formerly the owner of a 3.70% interest in the Keystone Generating Station and a
3.72% interest in the Conemaugh Generating Station. By Order of June 8, 2000, at M-00001357, the Commission authorized the transfer of Delmarva's interest in the Keystone and Conemaugh Generating Stations to NRG Energy Inc. ("NRG"), alternatively, by transferring such interests to Delmarva's subsidiary Conectiv Delmarva Generation ("CDG") and then to NRG or by directly transferring such interests to NRG. The Commission also authorized the abandonment of Certificates of Public Convenience issued with regard to Delmarva's interests in the generating stations at A-00091675 and A-00093235. Delmarva has transferred its interests in the generating stations to CDG but the sale to NRG has yet to be closed.

     Delmarva was the owner of a 7.51% interest in the Peach Bottom Nuclear Generating Station pursuant to a Certificate of Public Convenience issued by the Commission at A-00096380. By Order of May 11, 2000, at A-110550F0149 and F0150 the Commission authorized the transfer of this interest to Public Service Electric & Gas Company and PECO Energy Company and abandonment of Delmarva's certificate for the Peach Bottom Nuclear Generating Station. This transaction has closed.

/3/ ACE owns an 8% interest in the Conemaugh-Conastone EHV Transmission Line pursuant to a Certificate of Public Convenience issued by the Commission at Docket No. A-94225. ACE also is owner of 2.47% interest in the Keystone Generating Station and related facilities and an owner of a 3.83% interest in the Conemaugh Generating Station and related facilities. By Order of June 8, 2000, at M-00001357, the Commission approved the transfer of ACE's interests in the Keystone and Conemaugh generating stations to NRG and authorized the abandonment of ACE's certificates with regard to such generating facilities at A-00091674 and A-00093233. ACE has not closed on the sale of facilities to NRG. ACE was the owner of a 7.51% interest in the Peach Bottom Nuclear Generating Station pursuant to a Certificate of Public Convenience issued by the Commission at A-00096379. By Order of May 11, 2000, at A-110550F0149 and F0150 the
Commission authorized the transfer of this interest to Public Service Electric & Gas Company and PECO Energy Company and the abandonment of ACE's Certificate of Public Convenience for the Peach Bottom Nuclear Generating Station. This transaction has not closed.

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     ACE has no retail utility customers in Pennsylvania, receives no gross operating revenue for services rendered pursuant to a tariff filed with the Commission for intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth.

     6. Conectiv is a corporation organized and existing under the laws of Delaware. Pursuant to its Order and Certificate of Public Convenience issued October 2, 1997, at Docket No. A-00091675F0002, the Commission approved a series of transactions whereby ACE and Delmarva became wholly owned subsidiaries of Conectiv. Conectiv is not an operating utility under either federal or state law. Conectiv is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (15 U.S.C. ss. 79).

                         III. THE PROPOSED TRANSACTION

A. Legal Entities and Management

     7. PEPCO will acquire Conectiv through an arms-length transaction resulting from an auction voluntarily conducted by Conectiv's board of directors. The Merger Agreement is attached hereto as Exhibit A and contains a detailed description of the proposed Merger. In summary, a new company, currently named New RC, has been formed and two new subsidiaries of New RC will be established to implement the Merger. Merger Sub A will be merged into PEPCO, with PEPCO as the surviving company. Merger Sub B will be merged into Conectiv, with Conectiv as the surviving company. Together with a proposed exchange of shares, these mergers will make New RC the owner of Conectiv and PEPCO. Conectiv will continue to own Delmarva and ACE which will remain operating utility companies. PEPCO will continue to be an operating utility company. The companies will continue to provide retail electric

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distribution service in the jurisdictions where service is currently provided, but will not provide retail electric distribution service in Pennsylvania. Exhibit B is a chart showing the organizational structures of the companies before and after the Merger, simplified to show only major subsidiaries. There are no plans to reorganize the operating utility companies under a single intermediate holding company or into a single corporate entity.

     8. Considered together, Delmarva, ACE and PEPCO will form the largest electric delivery organization in the mid-Atlantic region, both in terms of megawatt load and kilowatt-hour sales. The companies will serve a total of approximately 1.8 million utility customers in Virginia, Delaware, the District of Columbia, Maryland and New Jersey.

     9. Mr. John M. Derrick, Jr., PEPCO's current Chairman of the Board and Chief Executive Officer, will serve as Chairman and CEO of New RC. Mr. Thomas S. Shaw, Conectiv's current President and Chief Operating Officer, will continue in those capacities for Conectiv. Conectiv's current Chairman and Chief Executive Officer, Mr. Howard E. Cosgrove, will retire at Closing.

     10. The board of directors of New RC will consist of twelve persons, at least two of whom will be members of Conectiv's existing board of directors and the remainder of whom will come from PEPCO's board of directors.

     11. New RC will have its headquarters in Washington, D.C. PEPCO will continue to be headquartered in Washington, D.C., and Conectiv will remain headquartered in Wilmington, Delaware. Day-to-day operational decisions will continue to be made by the operating companies from their respective headquarters.

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

B. Financial Aspects Of The Merger

     12. Under the Merger Agreement, New RC will effectively acquire Conectiv for a total consideration of approximately $2.2 billion in cash and stock. PEPCO stockholders will receive one share of New RC's common stock, on a tax-free basis, for each share of PEPCO common stock they hold. Conectiv common stockholders will have the option to receive either $25.00 in cash or New RC's shares, subject to proration, such that the aggregate consideration paid to all Conectiv stockholders will be 50 percent cash and 50 percent stock. The amount of stock to be issued in the Merger is subject to a fixed-price "collar" for PEPCO stock prices between $19.50 and $25.50, such that each Conectiv share would be converted into not less than 1.02041 and not more than 1.28205 shares of the New RC common stock. The transaction is expected to be tax-free to the extent that Conectiv stockholders exchange their shares for New RC common stock. As provided by Conectiv's certificate of incorporation, each holder of Class A stock will receive 86.8 percent of the per share value received by the other common stockholders, or $21.69, subject to the same proration and collar provisions as the other common stockholders.

     13. Although the exact exchange ratio and value of the New RC common stock that Conectiv shareholders will receive in the transaction will not be determined until shortly before the closing of the Merger ("Closing"), it is estimated that, based on the number of common shares currently outstanding on a fully diluted basis, PEPCO stockholders will own approximately 67 percent and Conectiv stockholders will own approximately 33 percent of the common equity of New RC.

     14. Excluding the effects described above on Conectiv's common stock, the Merger Agreement does not require exchanges, redemptions, or repurchases of any

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outstanding preferred stock, bonds, or other securities of Conectiv or PEPCO.
The outstanding securities of Delmarva and ACE will be unaffected.

     15. The cash portion of the acquisition will be financed through cash on hand, including PEPCO's share of the proceeds from a recently completed sale of generating assets, as well as external financing.

     16. The costs to achieve the Merger have not been quantified at this time.

     17. Consummation of the Merger is subject to the approval of the shareholders of Conectiv and PEPCO, the receipt of the required federal and state regulatory approvals, and other customary conditions. Applicants desire to close the Merger as soon as possible. Delays would likely increase total transaction and transition costs while delaying realization of the benefits of the Merger. Applicants therefore request that the Commission expedite consideration of this Application.

     18. After the dispositions of generating assets previously approved by this Commission, ACE, Delmarva and PEPCO will own electric facilities in Pennsylvania that are limited to a minority interest in a transmission line operated by PJM and in a transmission switching facility. The merger will not affect Pennsylvania consumers because the Applicants have no customers in Pennsylvania. The Merger will not negatively impact the development of the competitive retail electric market in Pennsylvania.

                  IV. REQUESTED APPROVALS AND LEGAL STANDARDS

     19. Section 1102(a)(3) of the Public Utility Code (66 Pa.C.S. ss. 1102(a)(3)) requires that a public utility obtain a certificate of public convenience before transferring to another corporation, by any means including a merger, the title, possession, or use of "any tangible or intangible property used or useful in the public service." Such a

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certificate may be issued only upon a showing that it is "necessary or proper for the service, accommodation, convenience, or safety of the public." 66 Pa.C.S. ss. 1103(a). In its Policy Statement on Utility Stock Transfers, the Commission found that a "transaction . . . resulting in a new controlling interest is jurisdictional [for purposes of Section 1102] when the transaction .
 . . result[s] in a different entity becoming the beneficial holder of the largest voting interest in the utility or parent, regardless of the tier." 52 Pa. Code ss. 69.901(b)(1). Under that test, the proposed merger is jurisdictional because ultimate shareholder control over PEPCO, Delmarva and ACE will vest in a new entity (i.e. New RC).

     20. The Applicants also request that the Commission find, pursuant to
Section 2811(e) of the Public Utility Code, 66 Pa.C.S. ss. 2811(3), that the Merger is not ". . . likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which will prevent retail electric utility customers in this Commonwealth from obtaining the benefits of a properly functioning and workable competitive retail electricity market." In this regard, the disposition of generating assets by the Applicants in Pennsylvania, as previously approved by this Commission, and the disposition of nearly all generating assets by the Applicants should enhance retail competition in Pennsylvania. Furthermore, the Applicants will not own electric distribution facilities in Pennsylvania and, therefore, cannot use jurisdictional distribution assets to affect competition in Pennsylvania./4/

----------------------
/4/ Other direct or indirect subsidiaries of New RC not engaged in the distribution of electricity to retail customers have acquired or will acquire interests in generating stations located in Pennsylvania. The Commission has concluded that no certificate of public convenience is required with regard to ownership of such interests by entities that are not public utilities (See Application of Potomac Electric Power Company, Order of December 20, 2000, at A-110004F2001).

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     21. The transactions contemplated by this Application may implicate other provisions of the Public Utility Code. To the extent that the Commission concludes that completion of the proposed merger requires any approvals other than those expressly sought herein, the Applicants ask that the Commission grant such additional approvals.

                               V. PUBLIC INTEREST

     22. The Merger will create a group of regional companies with sufficient size to succeed in the increasingly competitive utility and energy services marketplace. In those states where the Applicants provide retail electric service, the Merger is expected to produce significant benefits in a number of areas:

          a. The larger number of electric customers served and kilowatt-hours delivered by the companies, considered together, will enhance the ability of Delmarva, ACE and PEPCO to acquire and implement new technologies to maintain and improve reliability and customer service. Examples of areas in which such new technologies might be available include outage management systems, advances in distribution technologies and customer call center operations.

          b. The Merger will also facilitate the more efficient deployment of field crews and equipment and customer service representatives in emergencies.

          c. The Applicants will establish processes to identify and implement the "best practices" of the companies.

     23. As related to Pennsylvania, PEPCO, Delmarva and ACE will not have any Pennsylvania customers, and their sole jurisdictional asset after previously approved generation divestitures close, is a minority interest in a transmission line that is already

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operated by an independent third party (PJM). The merger will have no effect on
Pennsylvania customers or the Pennsylvania competitive market for generation.

     24. The Merger is consistent with the restructuring of the electric industry and introduction of competition for the generation component of electric service implemented in Pennsylvania through the Electricity Generation Customer Choice and Competition Act, 66 Pa.C.S. ss. 2801 et. seq. (the "Act"). In this regard, PEPCO, Delmarva and ACE are in the process of divesting themselves of a substantial portion of their generation. The companies have no market power now and because PEPCO owns only about 800 MW of generating capacity, the combined companies will not be able to exercise market power in the future. Since the companies will continue to operate as they do now, there will be no impact on the retail market. The Commission already has approved the divestiture of each company's generating assets in Pennsylvania as consistent with the Act.

     25. The Merger is also consistent with the Act by creating a strong distribution company. The Merger will permit the Applicants to achieve the size necessary to operate efficiently and effectively to serve the requirements of their customers, all of which are located in states other than Pennsylvania.

                      VI. ADDITIONAL REGULATORY APPROVALS

     26. The following additional state and federal regulatory authorities are expected to issue orders in connection with the Merger:

          Delaware Public Service Commission

          District of Columbia Public Service Commission

          Maryland Public Service Commission

          New Jersey Board of Public Utilities


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          Virginia State Corporation Commission

          Federal Communications Commission

          Federal Energy Regulatory Commission

          Nuclear Regulatory Commission/5/

          Securities and Exchange Commission

                                 VII. Exhibits

     27. Attached as Exhibit A is the Agreement and Plan of Merger dated as of February 9, 2001.

     28. Attached as Exhibit B are charts depicting the pre and post merger organizational structures of the Applicants and related companies. 29. Attached as Exhibit C are PEPCO's balance sheet as of March 31, 2001, and income statement for the three months ended March 31, 2001 and year ended December 31, 2000.

     30. Attached as Exhibit D are Delmarva's balance sheet as of March 31, 2001, and income statement for the twelve months ended March 31, 2001.

     31. Attached as Exhibit E are ACE's balance sheet as of March 31, 2001, and income statement for the twelve months ended March 31, 2001.

     WHEREFORE, Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company respectfully request that the Pennsylvania Public Utility Commission approve this Application and enter an order which:

     1. Approves the Merger and grants a Certificate of Public Convenience with regard thereto pursuant to Section 1102(a)(3) of the Public Utility Code;

----------------------
/5/ Nuclear Regulatory Commission approval required only if the Merger closes before ACE divests its nuclear interests.

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     2.   Finds that the Merger satisfies the requirements of Section 2811(e) of the Public Utility Code; and

     3.   Grants all other necessary approvals to close the Merger.

                                               Respectfully submitted,



                                               ---------------------------------
Paul H. Harrington                             Michael W. Gang
Potomac Electric Power Company                 Morgan, Lewis & Bockius LLP
1900 Pennsylvania Avenue                       One Commerce Square
Washington, DC  20068                          417 Walnut Street
Voice:   202.872.2890                          Harrisburg, PA  17101-1904
Fax:     202.872.3281                          Voice:   717.237.4000
E-mail:  phharrington@pepco.com                Fax:     717.237.4004
                                               E-mail:  mgang@morganlewis.com

Randall V. Griffin                             Thomas P. Gadsden
Delmarva Power & Light Company                 Morgan, Lewis & Bockius LLP
Atlantic City Electric Company                 1701 Market Street
c/o Conectiv                                   Philadelphia, PA  19103-2921
800 King Street                                Voice    215.963.5000
P.O. Box 231                                            Fax:     215.963.5299
Wilmington, DE  19899                          E-mail:  tgadsden@morganlewis.com
Voice:   302.429.3016
Fax:     302.429.3801                          Of Counsel:
E-mail:  randall.griffin@conectiv.com
                                               Morgan, Lewis & Bockius LLP

Date:  July 19, 2001


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